EXHIBIT 99.1

Data Release from Phase III Metastatic Melanoma Trial Still Expected in April
FDA Submission Timeline Remains on Schedule
NEW YORK, March 12 -- Delcath Systems, Inc. (Nasdaq: DCTH), which is testing its proprietary treatment system for primary and metastatic cancers to the liver, today provided an update on recent corporate developments.

Recent Highlights

• Reached sufficient number of events in the Company's Phase III metastatic melanoma trial to allow initiation of data analysis, which is expected to be completed in April;

• During the recent pre-NDA meeting with the FDA, and pursuant to the Company's Fast Track Status, the FDA confirmed the rolling submission filing strategy;

• Signed the first research, distribution, sales and marketing agreement for the Delcath PHP System™ with Chi-Fu Trading Co., Ltd. in Taiwan;

• Allowed by the FDA to initiate an Expanded Use Protocol for patients with ocular and cutaneous melanoma metastatic to the liver;

• Initiated expansion of the Company's Scientific Advisory Board with the appointment of Professor Riccardo Lencioni, founder of the International Liver Cancer Association;

• Significantly strengthened financial position via $32.6 million offering;

• Cash and cash equivalents at February 26, 2010 was approximately $32.5 million;

• The Company sponsored a Symposium on the Delcath PHP System during the Sciety of Surgical Oncology annual meeting in St. Louis, MO, March 3-7, 2010;

• Delcath's PHP System is scheduled to be included in the following presentations in March and April:

o The Seventh International Symposium on Melanoma and Other Cutaneous Malignancies, New York, New York, March 12-13;

o The Society of Interventional Radiology 35th Annual Scientific Meeting, Tampa, Florida, March 13-18;

o The 9th World Congress of the International Hepato-Pancreato-Biliary Association, Buenos Aires, Argentina, April 18-22; and

o The Second European Conference on Interventional Oncology, Florence, Italy, April 21-24;

o The AmSECT 48th International Conference, Reno, NV, April 28-May 1

"Since mid-November, our team has focused on executing our strategies to gain regulatory approval to market the Delcath PHP System both in the U.S. and in Europe, expand the potential benefits of the Delcath PHP System to patients worldwide and build increasing returns to our shareholders," said Eamonn P. Hobbs, President & CEO.  "Overall, we have made significant progress towards our goals and expect to begin the New Drug Application (NDA) process for FDA approval as soon as practically possible."

"The next operational milestone for our company is the April completion of data analysis from our Phase III trial," said Mr. Hobbs.  "The trial's data analysis involves the initial review by the principal clinical investigators at each enrolling center, an additional review by the Company's retained Clinical Research Organization, and a final review of medical images for verification of results conducted by an independent core lab before final statistical results are compiled by an independent biostatistical group.  We remain highly confident that the trial's data will meet the trial's primary endpoint, and our confidence was recently further buoyed by the FDA's acknowledgement of an expanded access program," added Mr. Hobbs. "Operationally, we are on track to have an inspectable Quality System at our Queensbury manufacturing facility by April, which is a key step in the positioning of the Company for commercialization."

"Our only recent adjustment to our plan has been a revision in our filing schedule to obtain CE Mark in Europe.  We recently confirmed that the Delcath PHP System will be treated as a Class III device in Europe, requiring additional validation testing and documentation. We anticipate filing for this approval by the end of the year, or approximately six months later than originally envisioned.  Once complete, these data will also be used to complete the CMC module of our rolling NDA submission in the U.S.  All other approval timelines are expected to remain on track," said Mr. Hobbs.

"We continue to actively negotiate strategic partnership transactions similar in structure to the agreement recently reached with Chi-Fu Trading Co. for the Taiwan market.  Our goal is to execute additional partnerships that will serve both strategic and financial needs. These partnerships will provide distribution and expanded clinical indications in key Asian markets as well as strengthen our capital position. Given that the timing of such agreements is unpredictable, we will continue to review other financing options to assure that the company maintains flexibility and is adequately capitalized to execute on the opportunities ahead of us as we move toward commercialization," concluded Mr. Hobbs.

About Delcath Systems, Inc.
Delcath Systems, Inc. is a medical technology company specializing in cancer treatment. The Company is testing a proprietary, patented drug delivery system for the treatment of primary and metastatic liver cancers. Delcath's novel drug delivery platform is testing the delivery of ultra-high doses of anti-cancer agents to the liver while controlling the systemic exposure of those agents.  In addition to its fully enrolled Phase III metastatic melanoma study, the Company is currently conducting trials to treat other liver cancers. The Company maintains a broad intellectual property portfolio on a worldwide basis including the U.S., Europe, Asia and Canada. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Delcath Systems, Inc.
Balance Sheets as of December 31, 2009 and 2008

	December 31,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$35,486,319	$6,939,233
Investments - certificates of deposit	-	3,847,904
Investments - treasury bills	-	200,710
Prepaid expenses and other assets	799,416	353,346
Total current assets	36,285,735	11,341,193
Property, plant and equipment
Furniture and fixtures	36,800	23,170
Computers and equipment	78,063	21,030
Leasehold improvements	431,425	-
	546,288	44,200
Less: accumulated depreciation	(24,982)	(26,711)
Property, plant and equipment, net	521,306	17,489
Total assets	$36,807,041	$11,358,682

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$1,841,480	$703,489
Derivative instrument liability	11,207,214	448,318
Total current liabilities	13,048,694	1,151,807

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value; 70,000,000 shares authorized; 36,223,097 and 25,383,354 shares issued and 36,194,997 and 25,355,254 outstanding at December 31, 2009 and December 31, 2008, respectively	362,231	253,834
Additional paid-in capital	92,835,174	57,343,507
Deficit accumulated during development stage	(69,371,755)	(47,315,163)
Treasury stock, at cost: 28,100 shares at December 31, 2009 and December 31, 2008	(51,103)	(51,103)
Accumulated other comprehensive loss	(16,200)	(24,200)
Total stockholders' equity	23,758,347	10,206,875
Total liabilities and stockholders' equity	$36,807,041	$11,358,682

Delcath Systems, Inc.
Income Statements as of December 31, 2009 and 2008

	Quarter ended December 31, 2009	Quarter ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008
Costs and expenses:

General and administrative expenses	$1,771,374	$977,815	$3,898,705	$2,687,688
Research and development costs	3,653,658	1,645,345	9,637,050	5,378,335
Total costs and expenses	5,425,032	2,623,160	13,535,755	8,066,023
Operating loss	(5,425,032)	(2,623,160)	(13,535,755)	(8,066,023)
Derivative instrument (expense) income	(270,959)	296,335	(8,567,917)	1,103,682
Interest income	1,850	20,317	73,833	299,956
Other expense	(3,441)	(202,500)	(26,753)	(202,500)
Interest expense	-	-	-	-
Net loss	$(5,697,582)	$(2,509,008)	$(22,056,592)	$(6,864,885)

Common share data:
Basic and diluted loss per share	$(0.18)	$(0.10)	$(0.82)	$(0.27)

Weighted average number of basic and diluted shares outstanding	31,040,910	25,346,756	27,072,556	25,300,703

Delcath Systems, Inc.
Statement of Cash Flows as of December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities:
Net loss	$(22,056,592)	$(6,864,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	1,578,673	379,546
Stock and warrant compensation expense	736,416	287,566
Depreciation expense	7,981	5,861
Amortization of organization costs	-	-
Loss on disposal of equipment	3,442	-
Derivative liability fair value adjustment	8,567,917	(1,103,682)
Changes in assets and liabilities:
Increase in prepaid expenses and other assets	(438,070)	(5,894)
Increase (decrease) in accounts payable and accrued expenses	1,137,991	578,211
Net cash used in operating activities	(10,462,242)	(6,723,277)
Cash flows from investing activities:
Purchase of equipment or furniture and fixtures	(515,440)	(8,313)
Proceeds from sale of equipment	200	-
Purchase of short-term investments	-	(200,710)
Purchase of marketable equity securities	-	(46,200)
Proceeds from maturities of short-term investments	4,048,614	9,878,700
Net cash provided by investing activities	3,533,374	9,623,477
Cash flows from financing activities:
Net proceeds from sale of stock and exercise of stock options and warrants	35,475,954	-
Repurchases of common stock	-	-
Dividends paid on preferred stock	-	-
Proceeds from short-term borrowings	-	-
Net cash provided by financing activities	35,475,954	-
Increase in cash and cash equivalents	28,547,086	2,900,200
Cash and cash equivalents at beginning of period	6,939,233	7,886,937
Cash and cash equivalents at end of period	$35,486,319	$10,787,137
Supplemental cash flow information:
Cash paid for interest	$-	$-
Supplemental non-cash activities:
Cashless exercise of stock options	$-	$1,950
Conversion of debt to common stock	$-	$-
Common stock issued for preferred stock dividends	$-	$-
Conversion of preferred stock to common stock	$-	$-
Common stock issued as compensation for stock sale	$-	$-
Fair value of warrants issued	$2,190,979	$-

Contact Information: Investor Contact: Doug Sherk/Barbara Domingo EVC Group 415-896-6820	Media Contact: Steve DiMattia EVC Group 646-201-5445